Exhibit 8.1

February 17, 2015
Brixmor Property Group Inc.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:
We have acted as counsel to Brixmor Property Group Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S‑3 (File No. 333-201464) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the registration of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”).
We have examined the Registration Statement as it became effective under the Securities Act and the Company’s prospectus dated January 13, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 17, 2015 (together with the Base Prospectus, the “Prospectus”) related to the Company’s Dividend Reinvestment and Direct Stock Purchase Plan, filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, which pursuant to Form S-3 incorporate by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q filed on March 31, 2014, June 30, 2014 and September 30, 2014, the Company’s Current Reports on Form 8-K filed on March 14, 2014, March 18, 2014, April 3, 2014, May 27, 2014, June 16, 2014, August 22, 2014, September 18, 2014, October 17, 2014, November 4, 2014, November 17, 2014, December 15, 2014, January 13, 2015, January 16, 2015, January 20, 2015, January 21, 2015 and February 9, 2015 (Item 1.01 only), the Company’s definitive proxy statement on Schedule 14A filed on April 10, 2014 (solely to the extent incorporated by reference into Part

III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013), and the description of the Company’s Common Stock contained in the registration statement on Form 8-A filed on October 30, 2013, including all amendments and reports filed for the purpose of updating such description, each as filed under the Securities Exchange Act of 1934, as amended. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that the statements made in the Prospectus under the captions “39. What are the U.S. federal income tax consequences of participation in the Plan?” and “Material United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm under the heading “Legal Matters” in the Prospectus.
Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP